UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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TPG Specialty Lending, Inc.

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In connection with the proposal to reduce the Company’s minimum asset coverage ratio to 150% as permitted under Section 61(a)(2) of the Investment Company Act of 1940 Act, as amended by the Small Business Credit Availability Act (the “Proposal”), TPG Specialty Lending, Inc. (the “Company”) intends to file a preliminary proxy statement and an accompanying proxy card with the SEC. On August 2, 2018 at 8:30 a.m. Eastern Time, the Company held its earnings call for the second quarter ended June 30, 2018 (the “Earnings Call”). Below are excerpts of the transcript of the Company’s Earnings Call discussing the Proposal.

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Preliminary Remarks

[…]

Joshua Easterly – TPG Specialty Lending, Inc. – Chief Executive Officer and Chairman of the Board

[…] Before closing, I’d like to provide an update on our plan with regards to the lower asset coverage requirements permitted under the Small Business Credit Availability Act, which was passed into law earlier this year. As discussed on our last call, our general viewpoint is that this regulatory relief is in itself a positive for shareholders and creditors in the sector as it increases the buffer for breaching asset coverage requirements, which would constrain the sector from further borrowings, paying shareholder distributions and interest on debt. Again, we believe the potential application for leverage changes may provide a great opportunity for a select few in the sector, but could create meaningful incremental risk for most of the sector’s shareholders given the median returns on equity that have been generated have been below the sector’s cost of equity.

In assessing our financial policy in light of the regulatory change, we incorporated feedback from our stakeholders, including our shareholders, bondholders, lending partners, and ratings agencies, and overlaid it with our philosophies on capital allocation, risk management and protection of capital. Ultimately, we came to the conclusion that obtaining regulatory relief, with a modest change in our financial policy and a continuation of our rigorous risk management framework, would be in the best long term interest of all our stakeholders.

Yesterday, our Board approved the reduction of our minimum asset coverage ratio from 200% to 150% and unanimously recommended that TSLX shareholders approve this proposal at a special meeting of shareholders, which would allow the lower asset coverage requirement to apply earlier than August 1, 2019. We anticipate holding this special meeting at the earliest practical date. Our financial policy, upon the effectiveness of a lower asset coverage requirement, would be to increase our target debt to equity range to 0.90x-1.25x, while making no changes to our dividend framework and our funding approach. At this new target leverage range, we believe we will be able to maintain our investment grade ratings, which continues to be the highest priority for the business.

Our investment strategy will also remain unchanged. We will continue to focus on directly originated, first lien senior secured investments with attractive risk-adjusted returns. Our current thinking with incremental leverage capacity is to grow assets organically over time when the market opportunity set permits and further enhance the diversification profile of our portfolio. In periods where our average debt-to-equity ratio exceeds 1.0x, we would look to implement a base management fee waiver of 50 basis points on the portion of assets financed with greater than 1.0x leverage.

Our decision to pursue a lower asset coverage requirement is based on a careful assessment on the tradeoff between the incremental risk that financial leverage brings and the reward of adding incremental earnings power to our business. Our analysis show that by increasing our leverage ratio from 0.75x to 1.25x and assuming our current yield on asset, cost of funds, operating expenses and fees, we would expect to drive an incremental return on equity of approximately 150 to 250 basis points. When we add credit loss considerations to our model under those same assumptions, credit losses on assets would have to exceed approximately 4% per year before increasing financial leverage is no longer accretive to ROEs. Based on our expectations for the interest rate environment, financial leverage, net asset level yields and cost of funds, we would expect to increase the top end of our prior target ROE range, which was 10.5% to 11.5%, to 13.0% to 14.0%. We would note that this could take some time to achieve given our selective and disciplined approach to growth.

While I don’t intend to have a deep discussion about valuations across the sector on this call, we encourage those interested in the space to move beyond using book value as the anchor. Given the expected divergence in business models and financial leverage for the sector, we believe the resulting range of ROEs across the sector will be magnified, without a commensurate change to book values.

As we’ve said before, leverage magnifies both returns and losses. With the ability to utilize greater leverage comes the responsibility of ensuring that we have sound risk management processes in place to navigate non-investment risks, such as liquidity, funding, market, economic loss, and regulatory risks, among others. To that end, we have established a risk management committee to assist our Board in its oversight of the company’s overall risk tolerance and policies. We have posted our risk management committee charter in the Investor Resources section of our website, and encourage those with questions to reach out to myself and our Investor Relations team.

[…]

Question and Answer Section

[…]

Leslie Vandegrift – Raymond James

Okay, thank you and on the leverage, now you mention in the release last night that you expect to be able to maintain your investment grade ratings and obviously we’ve heard the feedback from other BDCs and we’ve seen the S&P’s comments in the past on their thoughts on the subject, I am just curious if you have received any different feedback from them, if there is any specific commentary that like to be able to keep that?

Joshua Easterly

Yeah, so I think S&P actually published last night and so S&P removed the negative watch and reaffirmed a BBB-. So I would suspect that Kroll would do the same thing at their rating, which is a BBB+ and Fitch would do the same thing which would be a BBB-. My guess is that might move from positive outlook to stable given the change in the financial leverage but there is no, you know, real core change in our investment grade ratings across the providers, and I think S&P was out last night with reaffirming that. Ian, do you have anything to add?

Ian Simmonds – TPG Specialty Lending, Inc. – Chief Financial Officer

No, I think it’s hard for us to comment on their approach with other BDCs but we had spent some time with them and outlined our strategy as it relates to applying lower asset coverage. And I think the commentary that they provided last night was helpful. I can forward it to you Leslie if that is helpful.

Leslie Vandegrift

Perfect, I appreciate that. And then just the last question on that, your debt structures, whether your credit facility or any other outstanding bonds and notes, do any those have to be amended with the increase of a one-time?

Joshua Easterly

Yeah, so the bonds do not, the bank debt revolver will. It is hardcoded in a 200% asset coverage test. We’ve had significant conversations with the agent banks. We don’t think that will be an issue given the nature of our portfolio and track record and so I would suspect that we’ll have more visibility of that in the coming months. And be hopefully completed with that prior to around the shareholder vote. But I don’t expect any material changes as it relates to the credit facility that would materially impact how we operate or the cost of our financing.

[…]

Ryan Lynch – KBW

Good morning and thank you for taking my questions. I first had a couple on the leverage; one, can you talk about your leverage level maybe in the near-term, you guys are kind of bumping up against the upper end of your range, obviously that’s going to increase August 1st of next year, potentially sooner if you guys do a shareholder vote, but are you guys comfortable going above that 0.85x leverage range in the near-term?

Joshua Easterly

Yeah, I think and I will give you my thoughts on, the answer is no, we were comfortable this quarter as it relates to iHeart given that we had very good clarity into the prepayment. So the answer is no, I think at quarter-end our leverage was 0.82x and obviously as things move around our portfolio the hope is that we will get the regulatory relief which would provide headroom and relatively in a shareholder vote. If we are given opportunities for our shareholders to invest in high risk adjusted return on assets, if we are above that 0.85x prior to that shareholder vote, I would suspect we would do like we always do which was raise just-in-time equity that is accretive to shareholders in a book value basis and ROE basis. Be mindful that quite frankly our objective is to add financial leverage, responsible financial leverage to the book over time to drive ROEs and the question is kind of does that timing line up given the opportunity set. But I think there are no current plans to raise equity given that we’re in kind of the middle of our stated range. But given there was no certainty we will get a shareholder vote and August 1, 2019 is a long way off, exactly a year I think is that we would — we obviously don’t want to create existential risk for shareholders by — given that we mark-to-market our book on a fair value basis including credit spreads that we erode our buffer to the current regulatory leverage on it. Ian, anything to add there?

Ian Simmonds

I would just add, Ryan, that given the size of the iHeart position, its impact on our leverage ratio was a little over ten turns, 0.11 was the impact on leverage and so managing that through Q2 was important. We knew it was coming off with a timeframe in June. So, as a result, our average leverage appears higher for the quarter but the exit towards the end of the quarter brought us back into our range.

Ryan Lynch

Okay, and that is helpful. And then as far as funding for the additional leverage, whenever that gets approved, do you guys see any change in sort of the funding mix you guys have right now, about half of your leverage currently funded with credit facility debt about half unsecured bonds as you guys get above, do you guys pass the increased leverage and start adding on more balance sheet leverage, do you see any shift towards more unsecured or are you just comfortable with the kind of current mix that you guys have today?

Joshua Easterly

I think it’s current mix over the long-term. I think given the nature of our portfolio we will have the flexibility and be opportunistic in our funding mix. That’s the great thing about us running the portfolio we are running with high attachments points in our issuers capital structure and low detachment points. I think the average debt to equity is like 4.4x or 4.5x in our portfolio. And given the senior nature of our portfolio I don’t think we’re going to be constrained on our secured revolver so we’ll be able to continue and we have a lot of capacity. So we will continue — we’ll be able to continue — will continue to be opportunistic about when we access that capital markets if it is straight unsecured or the convert market where we think it’s good for shareholders. So I think that is one of the positive things. If you are running a junior portfolio and trying to add leverage, my guess is the banks would struggle to provide that capital and force you to access it through higher cost capital and take away your ability to be opportunistic. So I think that’s one of the positives of our strategy. Ian?

Ian Simmonds

I will just add the normal cadence of the business from June 30th as we experience net growth we will see the funding mix naturally shift a little bit towards the secured revolver. But as we get payoffs those payoffs go immediately to pay down in the secured financing. So there is a little bit of flex, but I think where we ended June 30 was a pretty good indication.

[…]

Fin O’Shea – Wells Fargo Securities

Hi guys, good morning, and thanks for taking my question. Just to be clear and continuing to Ryan’s question, the increased diversification you’re wanting that will come with leverage, you will see similar hold sizes continue to run course and diversification naturally come through, is that right?

Joshua Easterly

I don’t think so, I don’t think you can see similar hold sizes as it relates to net asset value and have diversification. And so I think what you’ll see is that if you hold net asset value constant you will — which we are outside — which we are seeing as the most likely case because we’re going to add — you can’t look at — I don’t think you can look at – let’s start from the basic which I don’t think you can look at concentration on a portfolio basis, you have to look at it as it relates to your net asset value or your equity capital, right. You’re at risk capital and so if we are holding net asset value constant because we are adding financial leverage of the business I think what you’ll find is that the average hold position as it relates to our net asset value on average will go down.

[…]

Terry Ma – Barclays

Hi, good morning. You kind of talked about incremental leverages still being accretive to ROEs up to 4% credit losses, can you maybe just give us a sense of what kind of credit environment we would need to see for your portfolio to see 4% losses?

Joshua Easterly

Well, I would hope we don’t see 4% losses. I think you clearly saw that environment in the global financial crisis and I’m probably about the most negative human being that, or one of them, that walks the earth and the — I don’t think you have the same recipe for systemic risk given how the deleveraged banks are pre- and post- crisis. And so obviously all that leverage moved from banks into quite frankly to our grandchildren and children through national debt. And so I don’t think you have that same recipe. You surely saw that environment in the global financial crisis. I think illustratively and quite frankly you’ve seen some of that obviously in the sector outside. So for us we would hope that I think the point was to illustrate that given that we’ve been running kind of in a net capital gains position. I think the point was is that we would have to see a massive step change in our credit performance where the additional leverage is no longer accretive to the earnings power of the business. And so I think we sit around, we published a chart last night that kind of lays out the mat for people but obviously leverage magnifies returns and magnifies losses. It doesn’t start magnifying losses until about 4% annual credit losses. For us even our asset level yields and cost of financing and fee structure.

Terry Ma

Right, got it, that is helpful. And then just on a policy perspective, did the extra pushing from expanded leverage change the way you think about the need to issue equity below NAV?

Joshua Easterly

That’s a great question. The answer is probably yes. And that as you rightfully point out is, that the cushion massively changes. There we haven’t thought through quite frankly given the cadence but I think the only opportunity again would be the same lens would be — surely the need to raise equity below net asset value to protect against the asset coverage ratio is diminished. The need to raise equity below net asset value where you think you can do something massively accretive for shareholders given the opportunities that may or may not have and we surely have to bounce that against our financial policy in keeping our investment grade rating to the cycle. And so quite frankly that’s tomorrow’s business for the board given the vote and the cadence of the choices we have made.

[…]

Christopher York – JMP Securities

Good morning guys, thanks for taking my questions. So given the increased ROE outlook at 13% to 14% provided under SBCAA and then your updated target leverage, should our master, shareholders, expect any tweaks to your supplemental dividend policy as you expand leverage?

Joshua Easterly

Yeah, it is a great question. So first of all I think it’s going to take a long time, relatively long time to get to the new — given our disciplined approach to adding assets to get to the new financial target, till it gets to new financial target leverage range. So that’s one thing. But you rightfully point out, I don’t think the concept materially changes which is we will set our dividend policy, our fixed dividend policy in where we think we can earn it in a three standard deviation event and we will pay half of the excess over time. So, I don’t think that changes. But as we leg into the leverage will we increase as small amounts of fixed dividend rate, given our policy, answer is possibly. But we will have to feel comfortable that we can kind of earn that in the three standard deviations because we treated our dividends as a liability. So there are no changes in the near-term given that it will take a while to leg into the new target financial leverage to increase our — the fixed rate portion of our dividend policy. But the core construct will remain the same.

That being said, I think it’s working pretty well for shareholders. If you look back and you look at book value 12 months ago, did that dividends and both these supplemental, plus the fixed dividend, has been dividend yield of book value above 11% and we have actually grown net asset value over that period as well. So I think it’s working pretty well, although it surely didn’t feel like that in the first half of the year given what happened to the stock. But I think fundamentally it’s working pretty well. So I don’t think there’s any core change in the processes, there might be tweaks around that stuff as we grow into our financial leverage, minor tweaks around the fixed dividend rates.

Christopher York

Very helpful. Thank you. Let’s see, staying on that similar line on the expanding leverage, so do you expect any challenge in rounding up investors and getting a quorum at the special meeting to vote on the lower asset coverage?

Joshua Easterly

I don’t expect — I mean look we — I don’t expect, and Ian answer this, and Lucy. I don’t expect any challenges given that we’ve been able to line up quorums for special meetings in the past. And we’ve been able to — we’ve never had to have an issue with quorum as it relates to our Annual Meeting. So, the good news is that we have a large institutional shareholder base that we would like to think that we have good relationships with. So, I don’t think there will be any issues related to quorum. Obviously I think, we, as management and the affiliated shareholders count towards that quorum and we own about 4.5% of stock and so I don’t think there’s any — there will be any issues.

Christopher York

At quarter end your total assets were close to $2 billion and you’ve shown an ability to originate very well above your holds. So — and then presumably you considered the reduction in asset coverage with the long term growth potential at BDC. So maybe, Josh, could you share any thoughts on the ideal asset size for the BDC or you still feel you could maintain your competitive BDC advantages like embedded economics, nimble portfolio construction?

Joshua Easterly

Yeah, I think we’ve always said somewhere between $2 billion and $3 billion. Or $2 billion to $3.5 billion depending on the opportunities set — the challenge with managing a BDC is you got to be long-only and fully invested and so the --you know there will be points in time where the opportunity set is big and you will be able to have step functions growing that. But in a competitive environment that we are in today and given the nature that it’s our shareholders’ permanent capital, I think that it is somewhere between $2.5 billion to $3 billion. And you might see step functions to grow that over time. And then you will, I mean if you can’t invest in the style that we want to, we may have to return it. But I think that’s how we think about it and that’s how we thought about it for since we started the business.

[…]

Christopher Testa – National Securities

Hi, good morning. Thanks for taking my questions. Josh just on the 4% loss rate that you cited that you would need to basically have as a breakpoint before the excess leverage would not make sense, does that type of scenario assume that your spread — that spreads remain flat or you are also assuming a more favorable reinvestment environment and to accommodate would be the increased loss rates?

Joshua Easterly

Chris, you are exactly right. It’s a conservative view, which spreads remain flat. If the market is experiencing call it, 8% default rate and 4% losses, your reinvestment levels are a lot higher and therefore the breakpoint is different, and so that was a conservative view which is current spread environment, it is something idiosyncratic with our book. But I think your point is, it is exactly right, which is an environment where the market is experiencing 8% of default rates, 4% loss rates, credit spreads are much wider and your reinvestment spreads much wider. And so you have net interest margin expansion that changes that breakpoint. I assume that’s your point.

Christopher Testa

Yeah, that is exactly it. So, realistically you guys are holding the model conservatively but if we assume that the defaults were up from a broader market trend of defaults it would actually — the breakpoint would likely be higher because you’d be getting better yields on your investments?

Joshua Easterly

Right, it assumes that we do something stupid, I mean, quite frankly.

[…]

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Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the Company’s future performance or financial condition. These statements include, but are not limited to, statements regarding the Special Meeting and the Proposal and statements regarding management’s plans and expectations with respect to the Company’s financial policy, target debt-to-equity range, dividend framework, funding approach and overall investment strategy. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any such forward-looking statements. The Company undertakes no duty to update any forward-looking statements made herein.

Important Information For Stockholders

In connection with the proposal to reduce the Company’s minimum asset coverage ratio to 150%, the Company intends to file a preliminary proxy statement and an accompanying proxy card with the SEC. The information contained in the preliminary proxy statement will not be complete and may be changed. The Company will also file with the SEC a definitive version of the proxy statement and accompanying proxy card that will be sent or provided to stockholders when available. The Company advises its stockholders and other interested persons to read the proxy statement and other proxy materials as they become available because they will contain important information. The proxy materials will become available at no charge on the SEC’s website at http://www.sec.gov and on the Company’s website at http://www.tpgspecialtylending.com. In addition, the Company will provide copies of the proxy statement without charge upon request.